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                                                                   EXHIBIT 99.1

                       CONSULTING AND SERVICES AGREEMENT


THIS CONSULTING AGREEMENT ("Agreement"), dated May 2, 2000, and effective as of January 5, 2000, is made between John Clayton, an individual ("Consultant"), whose address is 525 South 300 East, Salt Lake City, Utah 84111, and Corpas Investments, Inc., a Florida corporation ("Client"), having its principal place of business at 2931 3rd Street, Santa Monica, California 90405.

WHEREAS, Consultant has knowledge and expertise in the management of internet companies, including development of business opportunities, and information about publicly traded companies, the use of the media known as the Internet, and the evaluation of company operations; and

WHEREAS, Consultant desires to be engaged by Client to provide information, evaluation and consulting services to the Client in his area of knowledge and expertise on the terms and subject to the conditions set forth herein; and

WHEREAS, Client is a publicly held corporation with its common stock shares trading on the Over the Counter Bulletin Board under the symbol "CPIM," and desires to further develop its business and properly managing its existing e-businesses; and

WHEREAS, Client desires to engage Consultant to provide information, evaluation and consulting services to Client in his area of knowledge and expertise on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration for those services Consultant provides to Client, the parties agree as follows:

         1.       Services of Consultant.

         Consultant agrees to continue to perform for the Client such services and consulting related to management of the operation of client, and the evaluation that the company's operations, as well as the coordination of expansion of business operations and analysis of expansion opportunities. Consulting services include, but are not limited to, providing information, evaluation, and analysis with regard to the operation and expansion of such business.

         2.       Consideration.

         Subject to applicable securities laws and approval by the Company's Board of Directors, the Consultant shall receive an option to purchase an aggregate of 400,000 (Four Hundred Thousand) shares of common stock of the Company (the "Option") pursuant to the Company's 2000 Equity Incentive Compensation Plan (the "Plan"), which Plan is attached hereto as Attachment A. Such Option shall be registered pursuant to Securities and Exchange Commission Form S-8 and shall vest immediately. The exercise price shall be $1.50, the fair market value of the Company's Common Stock at the Effective Date of this Agreement, as determined by the Company's Board of Directors.

         3.       Confidentiality

         Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, advertising relationships, projections and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.




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         4.       Indemnification.

         (a)      Client

         Client agrees to indemnify, defend, and shall hold harmless Consultant and/or his agents, and to defend any section [sic] brought against said parties with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Client's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Client.

         (b)      Consultant

         Consultant agrees to indemnify, defend, and shall hold harmless Client, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

         (c)      Notice

         In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

         6.       Termination and Renewal.

         (a)      Term.

         This Agreement shall become effective on the date appearing next to the signatures below and terminate one (1) year thereafter. Unless otherwise agreed upon in writing by Consultant and Client, this Agreement shall not automatically be renewed beyond its Term.

         (b)      Termination.

         Either party may terminate this Agreement on thirty (30) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

         (c)      Termination and Payment.

         Upon any termination or expiration of this Agreement, Client shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Client any and all outstanding services due through the effective date of this Agreement.



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         8.       Miscellaneous.

         (a)      Independent Contractor.

         This Agreement establishes an "independent contractor" relationship between Consultant and Client.

         (b)      Rights Cumulative; Waivers.

         The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

         (c)      Benefit; Successors Bound.

         This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall insure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

         (d)      Entire Agreement

         This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understanding, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

         (e)      Assignment.

         Neither this Agreement not any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and purported assignment in violation hereof shall be void.

         (f)      Amendment.

         This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

         (g)      Severability.

         Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified this Agreement shall continue in full force and effect.

         (h)      Section Headings.

         The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.



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         (i)      Construction.

         Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

         (j)      Further Assurances.

         In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

         (k)      Notices.

         Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

         To Client:

         Corpas Investments, Inc.
         Attention: Ross Love
         2931 3rd Street
         Santa Monica, California 90405

         To Consultant:
         Mr. John Clayton
         PO Box 2033
         Salt Lake City, Utah 84054

         (l)      Governing Law.

         This Agreement shall be governed by the interpreted in accordance with the laws of the State of Utah without reference to its conflicts of laws, rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Utah in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

         (m)      Consents.

         The person signing this Agreement on behalf of each party represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

         (n)      Execution in Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and have agreed to and accepted the terms herein on this date, appearing next to their signatures.

CORPAS INVESTMENTS, INC.


By: /s/ Ross Love
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Name:   Ross Love
Title:  CEO


/s/ John Clayton
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JOHN CLAYTON